EXHIBIT 10.1

LETTER OF INTENT

Party A: TRANSUITE.ORG INC. (hereinafter referred to as “Party A” or “TRSO”)

Registered Address: 732 S 6th St # 4304, Las Vegas, NV 89101, USA

Representative: Mengqing Fan

Party B: Zhongke Haichuang (Fujian) Technology Co., Ltd. (hereinafter referred to as “Party B” or the “Target Company”)

Registered Address: 20th Floor, Building 20, Phase II, Innovation Park, Fuzhou High-Tech Zone, Fujian Province, China

Representative: Chunsen Song

This Letter of Intent (the “Letter of Intent” or this “Agreement”) sets forth the preliminary understanding reached by Party A and Party B with respect to a proposed acquisition transaction (the “Transaction”), pursuant to which Party A (TRSO) will acquire fifty-one percent (51%) of the equity interest in Party B (the Target Company) through the issuance of shares of TRSO common stock, and the execution and implementation of the definitive acquisition documents are to be completed by March 31, 2027.

This Letter of Intent was executed on September 2, 2026.

WHEREAS, Party A is a company incorporated under the laws of the State of Nevada, United States, and is a U.S. publicly listed company (ticker symbol: TRSO). Party A is an AI-driven business solutions innovator headquartered in Nevada, providing innovative AI business solutions, Web3 blockchain and RWA services, with an experienced global management team and a strong track record of commercialization. The company empowers enterprises through AI-driven digital transformation and business solutions and serves customers across multiple industries around the world.

WHEREAS, Party B is a company duly incorporated under the laws of the People’s Republic of China, with its registered business headquarters in Fuzhou, Fujian Province, and operations located in the Science and Technology Innovation Park of the Fuzhou High-Tech Zone. The company is an officially certified technology service provider for Douyin, Alipay and WeChat IVS, as well as a Douyin IVS-certified service provider. It has independently developed the “Zhongke · Fukelai” full-domain AI SaaS digital system and holds dozens of software copyrights and registered trademarks. Its product portfolio includes a merchant management backend APP, a business creator-side APP, digital-human livestreaming, AI cloud promotion, AI cloud editing, merchant mini-programs and other end-to-end digital tools.

The company focuses on Douyin Pay, Douyin in-store payment and multi-channel aggregated payment collection services, has connected dedicated local traffic channels and built a complete digital operating loop for physical merchants. It is also developing cross-border payment businesses and building a one-stop global fund settlement service system covering scenarios such as cross-border income conversion for digital nomads, domestic payments for inbound tourists, cross-border e-commerce receipt and foreign-exchange settlement, overseas labor payroll distribution, and corporate cross-border fund aggregation. Supporting solutions include co-branded international UnionPay prepaid cards, multi-currency accounts, cross-border split payments, and end-to-end AI-powered KYC compliance risk-control solutions. The company has established global compliant fund service channels intended to materially reduce cross-border foreign-exchange fees, shorten settlement times, and address pain points associated with traditional cross-border remittances.

WHEREAS, Party A desires, through the acquisition of a 51% equity interest in Party B, to expand Party B’s business development and operations into rapidly growing international markets, provide Party B with access to international capital markets, and at the same time increase Party A’s market value and expand its AI business; and Party B is willing to agree to the Transaction in accordance with the terms and conditions set forth herein.

1

Based on the principles of sincere cooperation, mutual benefit and win-win cooperation, Party A and Party B, after friendly consultation, agree as follows:

1. Proposed Transaction

The parties will undertake the Transaction pursuant to which Party A will acquire fifty-one percent (51%) of the equity interest in Party B. The acquisition consideration will be paid through the issuance of shares of TRSO common stock. The final terms will be determined after completion of due diligence and will be set forth in detail in the definitive agreement. The acquisition is proposed to complete the execution and implementation of the definitive acquisition documents by March 31, 2027.

2. Valuation and Consideration

The valuation of the Target Company will be mutually agreed by Party A and Party B after completion of comprehensive due diligence. The Transaction will be carried out based on the mutually agreed valuation of the Target Company determined after due diligence. The consideration will be paid through the issuance of shares of TRSO common stock.

3. Due Diligence

Following execution of this Letter of Intent, TRSO will conduct comprehensive due diligence on the Target Company’s business, assets, liabilities, financial condition and legal matters. The Target Company agrees to provide TRSO and its representatives with reasonable access to its books, records, facilities and personnel for purposes of such review.

4. Conditions Precedent

Completion of the acquisition transaction is subject to the following conditions:

(a) satisfactory results of due diligence;

(b) approval by the boards of directors of both companies; and

(c) no material adverse change having occurred in the business or financial condition of the Target Company.

5. Confidentiality

This Letter of Intent contains mutual confidentiality provisions. The parties agree to keep confidential the negotiations and the terms of this Letter of Intent, except to the extent disclosure is required by law or regulation.

6. Termination Rights

If the due diligence results are unsatisfactory, or if any condition precedent cannot be satisfied within the agreed time frame, either party may terminate this Agreement by written notice.

7. Definitive Agreement

The parties will negotiate in good faith and endeavor to enter into a definitive agreement with respect to the Transaction. The definitive agreement will contain customary representations, warranties, covenants and closing conditions.

8. Governing Law

This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Nevada, United States, without regard to its conflict-of-laws principles.

9. Non-Binding Effect

This Letter of Intent does not constitute a binding commitment to consummate the Transaction, because final implementation remains subject to negotiation and execution of a definitive agreement. This Letter of Intent is solely an expression of the parties’ intentions and does not create any legally binding obligation on either party, except for the confidentiality and termination provisions set forth herein.

10. Miscellaneous

This Agreement is executed in two counterparts and shall become effective upon signature by Party A and Party B, with each party retaining one counterpart, each of equal legal effect. Any amendment shall be signed upon mutual agreement of the parties, and the amended portion shall have equal legal effect together with this Agreement.

2

IN WITNESS WHEREOF, the parties have executed this Letter of Intent as of the date first written above.

TRANSUITE.ORG INC.

Signature:
Name:	Mengqing Fan
Title:	Chief Executive Officer
Date:	September 2, 2026

Zhongke Haichuang (Fujian) Technology Co., Ltd.

Signature:
Name:	Chunsen Song
Title:	Chief Executive Officer
Date:	September 2, 2026

3